AGREEMENT OF AMENDMENT

         This Agreement of Amendment ("Amendment") made and entered into as of this 18th day of April, 2002 by and between Wilhelm Liesner, an individual residing at Morassistr 2 A., 80469 Munchen ("Liesner") and Oxywell GmbH & Co. Sauerstofftechnik KG located at Dominikus-Kaser-Strasse 11, 85391 Allerhausen ("Oxywell").

                                    RECITALS

    WHEREAS, effective as of October 1, 2001, Liesner and Oxywell entered into an agreement entitled "Independent Representation Contract" ("Agreement") pursuant to which Liesner was granted the exclusive right to market and sell a system for processing and enriching water with oxygen (the "Oxywell Products" or "Oxywell System") in the United States, Puerto Rico and Canada and a right of first refusal to market and sell the Oxywell System in Mexico subject to the terms and conditions set forth in the Agreement; and

    WHEREAS, Liesner and Oxywell desire to amend the Agreement in certain particulars to better express the present intent of the parties and to otherwise reaffirm the Agreement;

    NOW THEREFORE, in consideration of the mutual covenants, agreements and representations herein contained, and intending to be legally bound, the parties agree as follows:

1. Liesner and Oxywell agree that Para. 4 of ss. 1 of the Agreement shall be amended so that, as amended it shall read in its entirety as follows:

   " 4. LIESNER has the right to transfer all of his rights and obligations under this contract to a legal entity without limitation so long as such entity is not a competitor of Oxywell or the Oxywell products. In the event that Liesner transfers his rights and obligations under this contract to an entity in which he holds an interest (the "Liesner Company"), the parties agree as follows:
   If a competitor of Oxywell or the Oxywell products offers to purchase all or some of Liesner's interest in the Liesner Company, Liesner shall notify Oxywell in writing within three business days of the offer, including the terms and conditions thereof and Oxywell shall have sixty (60) days from receipt of the notice within which to exercise its right of first refusal to purchase the interest on the same terms and conditions being offered by the competitor. If Oxywell exercises its right, then Liesner shall sell the interest to Oxywell within thirty (30) days of Oxywell's notice to Liesner of the exercise of its right."

2. Liesner and Oxywell further agree that the third subparagraph of Para. 3 of ss. 11 of the Agreement shall be amended so that, as amended it shall read in its entirety as follows:

     "- any direct or indirect participation of competitors (ss. 7, Para. 2, sentence 2) of Oxywell in the independent representative's business or in an entity in which Liesner holds an interest and to which he has transferred his rights and obligations under this contract except as provided in ss. 1, Para. 4 of this contract."

3. Liesner and Oxywell further agree that for the purposes of ss. 5, Para. 1 of the Agreement, the initial period for calculating minimum sales volume shall be from December 1 through February 28, 2003 rather than until August 31, 2002 as originally provided in the Agreement. Concurrently, the next successive period in ss. 5, Para. 1 of the Agreement shall be from March 1, 2003 through November 30, 2003 rather than from September 1, 2002 through August 31, 2003 as originally provided in the Agreement.

4. With the exception of the foregoing amendments, Liesner and Oxywell hereby reaffirm and readopt the Agreement as executed by them.

          IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

                                 WILHELM LIESNER


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               OXYWELL GMBH & CO


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